Exhibit 16.1

June 24, 2013

Mr. Daniel W. Dixon, Chief Financial Officer
USA Synthetic Fuel Corporation
Cincinnati, Ohio 45202
And
Securities and Exchange Commission
Washington D.C.

Dear Sirs,

We have read the attached Form 8-K dated June 24, 2013 and have no disagreement with information included in Item 4.01(a).

We have no knowledge of information set forth in Item 4.01(b).

Sincerely,

/s/Michael Killman
KWCO, PC